EXHIBIT 99.1

Landsea Homes Reports Fourth Quarter and Full Year 2021 Results

●	Fourth quarter net income of $38.4M or $0.83 per diluted share
●	Full year net income of $52.8M or $1.14 per diluted share
●	Grew backlog units to 998 units and dollar value to $586.2 million, a 33% and 51% growth, respectively
●	Increased total lots owned and controlled by 31% to 8,740
●	Completed acquisition of Hanover Family Builders in January 2022

NEWPORT BEACH, Calif., March 10, 2022 -- Landsea Homes Corporation (Nasdaq: LSEA) (“Landsea Homes” or the “Company”), a publicly traded residential homebuilder, reported financial results for the fourth quarter and full year ended December 31, 2021.

Fourth Quarter 2021 Highlights Compared to Fourth Quarter 2020

●	Total revenue increased 40% to $398.5 million
●	Home sales gross margin expanded 650 basis points to 21.5%
●	Adjusted homes sales gross margin (a non-GAAP measure) expanded 290 basis points to 25.0%
●	Pretax income increased 244% to $49.2 million
●	Net new home orders increased 6% to 440 with an average sales price of $712,000 and a monthly absorption rate of 4.2 sales per active community

Full Year 2021 Highlights Compared to Full Year 2020

●	Total revenue increased 39% to $1,023.3 million
●	Home sales gross margin expanded 460 basis points to 17.5%
●	Adjusted home sales gross margin expanded 190 basis points to 22.6%
●	Pretax income was $66.7 million compared to a pretax loss of $12.2 million
●	Net new home orders decreased 22% to 1,471 with an average sales price of $655,000 and a monthly absorption rate of 3.8 sales per active community
●	Total homes in backlog increased 33% to 998 homes with a dollar value of $586.2 million and an average sales price of $587,000 at December 31, 2021

Management Commentary

“Landsea Homes delivered strong top and bottom-line growth in the fourth quarter of 2021, capping off a record year for our company,” said John Ho, Chief Executive Officer of Landsea Homes. “We generated earnings of $0.83 per share for the quarter, bringing our full year 2021 earnings to $1.14 per share on a GAAP basis, or $1.44 per share on a fully adjusted basis. We also exceeded the $1 billion dollar revenue mark for the year, a significant milestone for our company.”

Mr. Ho continued, “We saw positive demand trends across our homebuilding platform in the fourth quarter as evidenced by our sales pace of 4.2 homes per community per month for the quarter. This demand strength carried into the first two months of the year as we recorded year-over-year order growth of 20% in January and 40% in February, despite the recent rise in mortgage rates. We attribute this consistent order strength to the ongoing positive fundamentals we continue to see in our markets, our affordable product focus and the appeal of our High-Performance Homes.”

Mr. Ho concluded, “Our strategy of concentrating our homebuilding efforts on a select number of high growth markets proved successful in 2021, and we believe this will continue into the future. Our acquisition of Hanover Family Builders in January of this year marks a continuation of this strategy, as it positions us as one of the largest builders in the greater Orlando area. It also enhances our scale advantages when dealing with local and national suppliers and further solidifies our reputation as an acquirer of choice. Given the positives of this acquisition and the strong operational momentum we carried into 2022, I am extremely optimistic about the future of Landsea Homes.”

Fourth Quarter 2021 Financial and Operational Results

Home sales revenue increased 17% to $333.1 million compared to $284.7 million in the fourth quarter of 2020, driven by a 29% year-over-year increase in average closing prices, partially offset by a 9% decrease in homes delivered. Lot sales and other revenue generated $65.4 million in the quarter.

Home sales gross margin expanded 650 basis points to 21.5% compared to 15.0% in the prior year period. Adjusted home sales gross margin was 25.0% compared to 22.1% in the prior year period. The increase was primarily driven by home sales price appreciation and high product demand in the Arizona and California segments, partially offset by rising material and labor costs.

Net new home orders increased 6% year-over-year on a monthly absorption rate of 4.2 sales per active community compared to a monthly absorption rate of 4.5 sales per active community in the prior year period.

Net income attributable to Landsea Homes increased 260% year-over-year to a total of $38.4 million. Adjusted net income attributable to Landsea Homes (a non-GAAP measure) was $36.8 million compared to $19.4 million in the prior year period.

Adjusted EBITDA (a non-GAAP measure) also expanded to a record $57.9 million compared to $36.1 million in the fourth quarter of 2020.

Full Year 2021 Financial and Operational Results

Total revenue grew 39% to a record $1,023.3 million compared to $734.6 million in 2020 driven by a 19% rise in average closing prices and a 7% increase in deliveries. Total revenue also benefitted from $86.9 million in total lot and other revenue driven primarily by our strategic lot sales and build-on-your-own lot program.

Net new home orders decreased 22% year-over-year on a monthly absorption rate of 3.8 sales per active community compared to a monthly absorption rate of 5.2 sales per active community in the prior year. The decrease in new home orders coincided with our strategic pause in selling during the second half of 2021 in an effort to better align our sales pace with lengthening cycle times brought about by ongoing supply chain issues.

Total homes in backlog increased 33% to 998 homes with a dollar value of $586.2 million and an average sales price of $587,000 at December 31, 2021, compared to 750 homes with a dollar value of $389.3 million and an average sales price of $519,000 at December 31, 2020. Total lots owned or controlled at December 31, 2021 increased 31% to 8,740 compared to 6,680 at December 31, 2020, with 41% of our lots controlled and 59% owned.

Home sales gross margin expanded 460 basis points year-over-year to 17.5%, and adjusted home sales gross margin grew 190 basis points to 22.6%. The increase was primarily driven by home sales appreciation amid high product demand in our Arizona and California segments, partially offset by increasing material and labor costs.

Net income attributable to Landsea Homes was $52.8 million compared to net loss of $9.0 million in the prior year. Adjusted net income attributable to Landsea Homes was $66.8 million compared to $28.0 million in the prior year.

Adjusted EBITDA was $117.9 million compared to $65.0 million in 2020.

Liquidity

At December 31, 2021, cash and cash equivalents totaled $342.8 million compared to $117.4 million at December 31, 2020, reflecting our strong cash generation and a draw under our revolving credit facility in anticipation of closing the Hanover Family Business acquisition in early 2022. Total debt was $461.1 million compared to $264.8 million at December 31, 2020 and net-debt (a non-GAAP measure) was $113.8 million.

Landsea Homes’ ratio of debt to capital was 42.6% at December 31, 2021, compared to 33.3% at December 31, 2020. The Company’s net debt to net book capitalization ( a non-GAAP measure) was 15.5% at December 31, 2021, compared to 21.3% at December 31, 2020.

2022 Outlook

First quarter 2022

●	New home deliveries anticipated to be in a range of 490 to 520
●	Delivery ASPs expected to be in a range of $460,000 to $470,000

For the full year 2022

●	New home deliveries anticipated to be in a range of 2,700 to 2,900
●	Delivery ASPs expected to be in a range of $500,000 to $515,000
●	Home sales gross margin to be in a range of 20% to 22% on a GAAP basis, or 22% to 24% on an adjusted basis.

Unaudited Results

Financial results reported in this document are preliminary. Final financial results and other disclosures will be reported in our Annual Report on Form 10-K for the year ended December 31, 2021 and may differ materially from the results and disclosures in this document due to, among other things, the completion of final review procedures, the occurrence of subsequent events, or the discovery of additional information.

Conference Call

The Company will hold a conference call today at 7:00 AM Pacific time (10:00 AM Eastern) time to discuss its fourth quarter and full year 2021 results.

Conference Call Details:

Date: Thursday, March 10, 2022

Time: 7:00 AM Pacific time (10:00 AM Eastern time)

Toll-free dial-in number: 1-833-672-0663

International dial-in number: 1-929-517-0343

Conference ID: 9677438

The conference call will be broadcast live and available for replay via the Investors section of the Landsea Homes website at https://ir.landseahomes.com/.

A replay will be available for one week following the call.

Toll-free replay number: (855) 859-2056

International replay number: (404) 537-3406

Replay ID: 9677438

About Landsea Homes Corporation

Landsea Homes Corporation (Nasdaq: LSEA) is a publicly traded residential homebuilder based in Newport Beach, CA that designs and builds best-in-class homes and sustainable master-planned communities in some of the nation’s most desirable markets. The company has developed homes and communities in New York, Boston, New Jersey, Arizona, Florida, Texas and throughout California in Silicon Valley, Los Angeles and Orange County.

An award-winning homebuilder that builds suburban, single-family detached and attached homes, mid-and high-rise properties, and master-planned communities, Landsea Homes is known for creating inspired places that reflect modern living and provides homebuyers the opportunity to “Live in Your Element.” Our homes allow people to live where they want to live, how they want to live – in a home created especially for them.

Driven by a pioneering commitment to sustainability, Landsea Homes’ High Performance Homes are responsibly designed to take advantage of the latest innovations with home automation technology supported by Apple®. Homes include features that make life easier and provide energy savings that allow for more comfortable living at a lower cost through sustainability features that contribute to healthier living for both homeowners and the planet.

Led by a veteran team of industry professionals who boast years of worldwide experience and deep local expertise, Landsea Homes is committed to positively enhancing the lives of our homebuyers, employees and stakeholders by creating an unparalleled lifestyle experience that is unmatched.

For more information on Landsea Homes, visit: www.landseahomes.com.

Forward-Looking Statements

Certain statements in this press release may constitute “forward-looking statements” within the meaning of the federal securities laws, including, but not limited to, our expectations for future financial performance, business strategies or expectations for our business. These statements constitute projections, forecasts and forward-looking statements, and are not guarantees of performance. Landsea Homes cautions that forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time. Words such as “may,” “can,” “should,” “will,” “estimate,” “plan,” “project,” “forecast,” “intend,” “expect,” “anticipate,” “believe,” “seek,” “target,” “look” or similar expressions may identify forward- looking statements. Specifically, forward-looking statements may include statements relating to:

●	the future financial performance of the Company Combination; changes in the
●	market for Landsea Homes’ products and services; and
●	expansion plans and opportunities.

These forward-looking statements are based on information available as of the date of this press release and our management’s current expectations, forecasts and assumptions, and involve a number of judgments, risks and uncertainties that may cause actual results or performance to be materially different from those expressed or implied by these forward- looking statements.

These risks and uncertainties include, but not are limited to, the risk factors described by Landsea Homes in its filings with the Securities and Exchange Commission (“SEC”). These risk factors and those identified elsewhere in this press release, among others, could cause actual results to differ materially from historical performance and include, but are not limited to:

●	The homebuilding industry is cyclical and adverse changes in general and local economic conditions could reduce the demand for homes and, as a result, could have a material adverse effect on Landsea Homes;
●	If Landsea Homes is not able to develop communities successfully and in a timely manner, its revenues, financial condition and results of operations may be adversely impacted;
●	Any geographic concentration could materially and adversely affect Landsea Homes if the homebuilding industry in its current markets should experience a decline;
●	Because homes are relatively illiquid, Landsea Homes’ ability to promptly sell one or more properties for reasonable prices in response to changing economic, financial and investment conditions may be limited and it may be forced to hold non-income producing properties for extended periods of time;
●	Landsea Homes relies on third-party suppliers and long supply chains, and if it fails to identify and develop relationships with a sufficient number of qualified suppliers, or if there is a significant interruption in the supply chains, Landsea Homes’ ability to timely and efficiently access raw materials that meet its standards for quality could be adversely affected; and
●	The long-term sustainability and growth in the number of homes Landsea would deliver depends in part upon its ability to acquire developed lots ready for residential homebuilding on reasonable terms.

Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date, and you should not place undue reliance on these forward- looking statements in deciding whether to invest in our securities. We do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

Investor Relations Contact:

Drew Mackintosh

Mackintosh Investor Relations

drew@mackintoshir.com

(310) 924-9036

Media Contact:

Annie Noebel

Cornerstone Communications

anoebel@cornerstonecomms.com

(949) 449-2527

Landsea Homes Corporation

Consolidated Statements of Operations

	Three Months Ended December 31,		Year Ended December 31,
	2021 (Unaudited)	2020	2021 (Unaudited)	2020
Revenue
Home sales	$333,119	$284,738	$936,400	$734,608
Lot sales and other	65,363	—	86,904	—
Total revenue	398,482	284,738	1,023,304	734,608

Cost of sales
Home sales	261,398	242,124	772,575	636,324
Inventory impairments	—	—	—	3,413
Lot sales and other	51,202	—	68,131	—
Total cost of sales	312,600	242,124	840,706	639,737

Gross margin
Home sales	71,721	42,614	163,825	94,871
Lot sales and other	14,161	—	18,773	—
Total gross margin	85,882	42,614	182,598	94,871

Sales and marketing expenses	17,960	16,577	52,840	48,100
General and administrative expenses	24,440	11,266	70,266	42,598
Total operating expenses	42,400	27,843	123,106	90,698

Income from operations	43,482	14,771	59,492	4,173

Other income (expense), net	(41)	(267)	3,886	80
Equity in net (loss) income of unconsolidated joint ventures	448	(189)	1,262	(16,418)
Gain on remeasurement of warrant liability	5,335	—	2,090	—
Pretax income (loss)	49,224	14,315	66,730	(12,165)

Provision (benefit) for income taxes	10,835	3,657	13,995	(3,081)

Net income (loss)	38,389	10,658	52,735	(9,084)
Net loss attributable to noncontrolling interests	(10)	(13)	(51)	(133)
Net income (loss) attributable to Landsea Homes Corporation	$38,399	$10,671	$52,786	$(8,951)

Earnings (loss) per share:
Basic	$0.83	$0.33	$1.14	$(0.27)
Diluted	$0.83	$0.33	$1.14	$(0.27)

Weighted average shares outstanding:
Basic	45,281,091	32,557,303	45,198,722	32,557,303
Diluted	45,380,155	32,557,303	45,250,718	32,557,303

Landsea Homes Corporation

Consolidated Balance Sheet

	December 31,
	2021 (Unaudited)	2020
Assets
Cash and cash equivalents	$342,810	$105,778
Cash held in escrow	4,079	11,618
Restricted cash	443	4,270
Real estate inventories	844,792	687,819
Due from affiliates	4,465	2,663
Investment in and advances to unconsolidated joint ventures	470	21,342
Goodwill	24,457	20,705
Other assets	43,998	41,569
Total assets	$1,265,514	$895,764

Liabilities
Accounts payable	$73,734	$36,243
Accrued expenses and other liabilities	97,724	62,869
Due to affiliates	2,357	2,357
Warrant liability	9,185	—
Notes and other debts payable, net	461,117	264,809
Total liabilities	644,117	366,278

Commitments and contingencies

Equity
Stockholders’ equity:
Preferred stock, $0.0001 par value, 50,000,000 shares authorized, none issued and outstanding as of December 31, 2021 and December 31, 2020, respectively	—	—
Common stock, $0.0001 par value, 500,000,000 shares authorized, 46,281,091 and 32,557,303 issued and outstanding as of December 31, 2021 and December 31, 2020	5	3
Additional paid-in capital	535,345	496,171
Retained earnings	84,797	32,011
Total stockholders’ equity	620,147	528,185
Noncontrolling interests	1,250	1,301
Total equity	621,397	529,486
Total liabilities and equity	$1,265,514	$895,764

Home Deliveries and Home Sales Revenue

	Three Months Ended December 31, 2021
	2021			2020			% Change
	Homes	Dollar Value	ASP	Homes	Dollar Value	ASP	Homes	Dollar Value	ASP
	(dollars in thousands)
Arizona	211	$83,366	$395	419	$126,308	$301	(50)%	(34)%	31%
California	233	207,277	890	168	158,430	943	39%	31%	(6)%
Florida	80	32,585	407	—	—	N/A	N/A	N/A	N/A
Metro New York	—	—	N/A	—	—	N/A	N/A	N/A	N/A
Texas	10	9,891	989	—	—	N/A	N/A	N/A	N/A
Total	534	$333,119	$624	587	$284,738	$485	(9)%	17%	29%

	Year Ended December 31,
	2021			2020			% Change
	Homes	Dollar Value	ASP	Homes	Dollar Value	ASP	Homes	Dollar Value	ASP
	(dollars in thousands)
Arizona	771	$276,174	$358	1,104	$320,691	$290	(30)%	(14)%	23%
California	617	553,957	898	423	413,917	979	46%	34%	(8)%
Florida	232	87,991	379	—	—	N/A	N/A	N/A	N/A
Metro New York	—	—	N/A	—	—	N/A	N/A	N/A	N/A
Texas	20	18,278	914	—	—	N/A	N/A	N/A	N/A
Total	1,640	$936,400	$571	1,527	$734,608	$481	7%	27%	19%

Net New Home Orders, Dollar Value of Orders, and Monthly Absorption Rates

	Three Months Ended December 31,
	2021				2020				% Change
	Homes	Dollar Value	ASP	Monthly Absorption Rate	Homes	Dollar Value	ASP	Monthly Absorption Rate	Homes	Dollar Value	ASP	Monthly Absorption Rate
	(dollars in thousands)
Arizona	154	$70,567	$458	5.0	274	$96,196	$351	5.0	(44)%	(27)%	30%	—%
California	209	183,943	880	5.7	141	139,196	987	3.7	48%	32%	(11%)	54%
Florida	62	29,490	476	2.6	—	—	N/A	N/A	N/A	N/A	N/A	N/A
Metro New York	12	24,169	2,014	4.0	—	—	N/A	N/A	N/A	N/A	N/A	N/A
Texas (1)	3	4,892	N/A	0.3	—	—	N/A	N/A	N/A	N/A	N/A	N/A
Total	440	$313,061	$712	4.2	415	$235,392	$567	4.5	6%	33%	26%	(7)%
(1)	The ASP calculation for our Texas segment is not a meaningful disclosure as presented above due to cancellations and renegotiation of contract terms during the period presented. Our four new sales contracts during the three months ended December 31, 2021 had an ASP of $1,147 thousand.

	Year Ended December 31,
	2021				2020				% ChaHnge

	Homes	Dollar Value	ASP	Monthly Absorption Rate	Homes	Dollar Value	ASP	Monthly Absorption Rate	Homes	Dollar Value	ASP	Monthly Absorption Rate
	(dollars in thousands)
Arizona	685	$284,474	$415	4.5	1,283	$402,338	$314	5.7	(47)%	(29)%	32%	(21)%
California	631	563,922	894	4.6	608	566,078	931	4.4	4%	—%	(4%)	5%
Florida (1)	138	65,046	471	1.9	—	—	N/A	N/A	N/A	N/A	N/A	N/A
Metro New York	25	50,687	2,027	3.0	—	—	N/A	N/A	N/A	N/A	N/A	N/A
Texas (1)(2)	(8)	(692)	N/A	(0.5)	—	—	N/A	N/A	N/A	N/A	N/A	N/A
Total	1,471	$963,437	$655	3.8	1,891	$968,416	$512	5.2	(22)%	(1)%	28%	(27)%
(1)	Monthly absorption rates for Florida and Texas in 2021 are based on eight months, for the time subsequent to the acquisition of Vintage in May 2021.
(2)	The ASP calculation for our Texas segment is not a meaningful disclosure as presented above due to cancellations and renegotiation of contract terms during the period presented. Our seven new sales contracts during the period from acquisition to December 31, 2021 had an ASP of $1,121 thousand.

Average Selling Communities

	Three Months Ended December 31,			Year Ended December 31,
	2021	2020	% Change	2021	2020	% Change
Arizona	10.3	18.3	(44)%	12.6	18.8	(33)%
California	12.3	12.7	(3)%	11.4	11.6	(2)%
Florida (1)	8.0	—	N/A	9.0	—	N/A
Metro New York (2)	1.0	—	N/A	0.7	—	N/A
Texas (1)	3.0	—	N/A	2.0	—	N/A
Total	34.6	31.0	12%	32.0	30.4	5%
(1)	Average selling communities calculations for Florida and Texas in 2021 are based on eight months, for the time subsequent to the acquisition of Vintage in May 2021.

(2)	Metro New York began selling at one community in May 2021.

Backlog

	December 31, 2021			December 31, 2020			% Change
	Homes	Dollar Value	ASP	Homes	Dollar Value	ASP	Homes	Dollar Value	ASP
	(dollars in thousands)
Arizona	422	$181,232	$429	508	$172,932	$340	(17)%	5%	26%
California	256	226,376	884	242	216,410	894	6%	5%	(1)%
Florida (1)	283	115,538	408	—	—	N/A	N/A	N/A	N/A
Metro New York	25	50,687	2,027	—	—	N/A	N/A	N/A	N/A
Texas (2)	12	12,348	1,029	—	—	N/A	N/A	N/A	N/A
Total	998	$586,181	$587	750	$389,342	$519	33%	51%	13%

(1)	Backlog acquired in Florida at the date of the Vintage acquisition was 377 homes with a value of $138,483 thousand.
(2)	Backlog acquired in Texas at the date of the Vintage acquisition was 40 homes with a value of $31,318 thousand.

Lots Owned or Controlled

	December 31, 2021			December 31, 2020
	Lots Owned	Lots Controlled	Total	Lots Owned	Lots Controlled	Total	% Change
Arizona	3,274	1,124	4,398	3,094	1,770	4,864	(10)%
California	813	1,093	1,906	1,104	662	1,766	8%
Florida	966	457	1,423	—	—	—	N/A
Metro New York	50	—	50	50	—	50	—%
Texas	45	918	963	—	—	—	N/A
Total	5,148	3,592	8,740	4,248	2,432	6,680	31%

Home Sales Gross Margins

Home sales gross margin measures the price achieved on delivered homes compared to the costs needed to build the home. In the following table, we calculate gross margins adjusting for interest in cost of sales, inventory impairments (if applicable), and purchase price accounting for acquired work in process inventory (if applicable). This non-GAAP financial measure should not be used as a substitute for the Company’s operating results in accordance with GAAP. An analysis of any non-GAAP financial measure should be used in conjunction with results presented in accordance with GAAP. We believe this non-GAAP measure is meaningful because it provides insight into the impact that financing arrangements and acquisitions have on our homebuilding gross margin and allows for comparability of our gross margins to competitors that present similar information.

	Three Months Ended December 31,
	2021	%	2020	%
	(dollars in thousands)
Home sales revenue	$333,119	100.0%	$284,738	100.0%
Cost of home sales	261,398	78.5%	242,124	85.0%
Home sales gross margin	71,721	21.5%	42,614	15.0%
Add: Interest in cost of home sales	7,777	2.3%	14,348	5.0%
Add: Inventory impairments	—	—%	—	—%
Adjusted home sales gross margin excluding interest and inventory impairments	79,498	23.9%	56,962	20.0%
Add: Purchase price accounting for acquired inventory	3,619	1.1%	6,024	2.1%
Adjusted home sales gross margin excluding interest, inventory impairments, and purchase price accounting for acquired inventory	$83,117	25.0%	$62,986	22.1%

	Year Ended December 31,
	2021	%	2020	%
	(dollars in thousands)
Home sales revenue	$936,400	100.0%	$734,608	100.0%
Cost of home sales	772,575	82.5%	639,737	87.1%
Home sales gross margin	163,825	17.5%	94,871	12.9%
Add: Interest in cost of home sales	33,328	3.6%	37,926	5.2%
Add: Inventory impairments	—	—%	3,413	0.5%
Adjusted home sales gross margin excluding interest and inventory impairments	197,153	21.1%	136,210	18.5%
Add: Purchase price accounting for acquired inventory	14,588	1.6%	15,519	2.1%
Adjusted home sales gross margin excluding interest, inventory impairments, and purchase price accounting for acquired inventory	$211,741	22.6%	$151,729	20.7%

EBITDA and Adjusted EBITDA

The following tables present EBITDA and Adjusted EBITDA for the three months and years ended December 31, 2021 and 2020. Adjusted EBITDA is a non-GAAP financial measure used by management in evaluating operating performance. We define Adjusted EBITDA as net income before (i) income tax expense (benefit), (ii) interest expenses, (iii) depreciation and amortization, (iv) inventory impairments, (v) purchase accounting adjustments for acquired work in process inventory related to business combinations, (vi) (gain) loss on debt extinguishment, (vii) transaction costs related to the Merger and business combinations, (viii) the impact of income or loss allocations from our unconsolidated joint ventures, (ix) gain on forgiveness of PPP loan, and (x) gain (loss) on remeasurement of warrant liability. We believe Adjusted EBITDA provides an indicator of general economic performance that is not affected by fluctuations in interest, effective tax rates, levels of depreciation and amortization, and items considered to be non-recurring. The economic activity related to our unconsolidated joint ventures is not core to our operations and is the reason we have excluded those amounts. Accordingly, we believe this measure is useful for comparing our core operating performance from period to period. Our presentation of Adjusted EBITDA should not be considered as an indication that our future results will be unaffected by unusual or non-recurring items.

	Three Months Ended December 31,
	2021	2020
	(dollars in thousands)
Net Income	$38,389	$10,658
Provision for income taxes	10,835	3,657
Interest in cost of sales	7,861	14,348
Interest relieved to equity in net income (loss) of unconsolidated joint ventures	211	247
Interest expense	—	4
Depreciation and amortization expense	2,153	896
EBITDA	59,449	29,810
Purchase price accounting in cost of home sales	3,619	6,024
Transaction costs	821	322
Equity in net loss (income) of unconsolidated joint ventures, net of interest	(659)	(58)
Gain on remeasurement of warrant liability	(5,335)	—
Adjusted EBITDA	$57,895	$36,098

	Year Ended December 31,
	2021	2020
	(dollars in thousands)
Net income (loss)	$52,735	$(9,084)
Provision (benefit) for income taxes	13,995	(3,081)
Interest in cost of sales	33,509	37,926
Interest relieved to equity in net income (loss) of unconsolidated joint ventures	1,267	1,162
Interest expense	32	15
Depreciation and amortization expense	5,393	3,580
EBITDA	106,931	30,518
Inventory impairments	—	3,413
Purchase price accounting in cost of home sales	14,588	15,519
Transaction costs	5,313	1,031
Equity in net loss (income) of unconsolidated joint ventures, net of interest	(2,529)	15,256
Gain on PPP loan forgiveness	(4,266)	—
Gain on remeasurement of warrant liability	(2,090)	—
Less: Imputed interest in cost of sales (1)	—	(776)
Adjusted EBITDA	$117,947	$64,961
(1)	Imputed interest related to a land banking transaction that was treated as a product financing arrangement.

Adjusted Net Income

Adjusted Net Income to Landsea is a non-GAAP financial measure that we believe is useful to management, investors and other users of our financial information in evaluating our operating results and understanding our operating results without the effect of certain expenses that were historically pushed down by our parent company and other non-recurring items. We believe excluding these items provides a more comparable assessment of our financial results from period to period. Adjusted Net Income to Landsea is calculated by excluding the effects of related party interest that was pushed down by our parent company, purchase accounting adjustments for acquired work in process inventory related to business combinations, the impact from our unconsolidated joint ventures, merger related transaction costs, gain on forgiveness of PPP loan, and gain (loss) on remeasurement of warrant liability, and tax-effected using a blended statutory tax rate. The economic activity related to our unconsolidated joint ventures is not core to our operations and is the reason we have excluded those amounts. We also adjust for the expense of related party interest pushed down from our parent company as we have no obligation to repay the debt and related interest.

	Three Months Ended December 31,
	2021	2020
	(dollars in thousands, except share and per share amounts)
Net income attributable to Landsea Homes Corporation	$38,399	$10,671

Inventory impairments	—	—
Previously capitalized related party interest included in cost of sales	1,857	5,457
Equity in net (income) loss of unconsolidated joint ventures	(448)	189
Purchase price accounting for acquired inventory	3,619	6,024
Merger related transaction costs	—	—
Gain on PPP loan forgiveness	—	—
Gain on remeasurement of warrant liability	(5,335)	—
Total adjustments	(307)	11,670
Tax-effected adjustments (1)	(1,633)	8,689

Adjusted net income attributable to Landsea Homes Corporation	$36,766	$19,360

Net income attributable to Landsea Homes Corporation	$38,399	$10,671
Less: undistributed earnings allocated to participating shares	(849)	—
Net income attributable to common stockholders	$37,550	$10,671

Adjusted net income attributable to Landsea Homes Corporation	$36,766	$19,360
Less: adjusted undistributed earnings allocated to participating shares	(813)	—
Adjusted net income attributable to common stockholders	$35,953	$19,360

Earnings per share
Basic	$0.83	$0.33
Diluted	$0.83	$0.33

Adjusted earnings per share
Basic	$0.79	$0.59
Diluted	$0.79	$0.59

Weighted shares outstanding
Weighted average common shares outstanding used in EPS - basic	45,281,091	32,557,303
Weighted average common shares outstanding used in EPS - diluted	45,380,155	32,557,303
(1)	Our tax-effected adjustments are based on our federal rate and a blended state rate adjusted for certain discrete items.

	Year Ended December 31,
	2021	2020
	(dollars in thousands, except share and per share amounts)
Net income (loss) attributable to Landsea Homes Corporation	$52,786	$(8,951)

Inventory impairments	—	3,413
Previously capitalized related party interest included in cost of sales	11,670	14,110
Equity in net (income) loss of unconsolidated joint ventures	(1,262)	16,418
Purchase price accounting for acquired inventory	14,588	15,519
Merger related transaction costs	2,656	—
Gain on PPP loan forgiveness	(4,266)	—
Gain on remeasurement of warrant liability	(2,090)	—
Total adjustments	21,296	49,460
Tax-effected adjustments (1)	14,004	36,933

Adjusted net income attributable to Landsea Homes Corporation	$66,790	$27,982

Net income (loss) attributable to Landsea Homes Corporation	$52,786	$(8,951)
Less: undistributed earnings allocated to participating shares	(1,161)	—
Net income (loss) attributable to common stockholders	$51,625	$(8,951)

Adjusted net income attributable to Landsea Homes Corporation	$66,790	$27,982
Less: adjusted undistributed earnings allocated to participating shares	(1,469)	—
Adjusted net income attributable to common stockholders	$65,321	$27,982

Earnings per share
Basic	$1.14	$(0.27)
Diluted	$1.14	$(0.27)

Adjusted earnings per share
Basic	$1.45	$0.86
Diluted	$1.44	$0.86

Weighted shares outstanding
Weighted average common shares outstanding used in EPS - basic	45,198,722	32,557,303
Weighted average common shares outstanding used in EPS - diluted	45,250,718	32,557,303
(1)	Our tax-effected adjustments are based on our federal rate and a blended state rate adjusted for certain discrete items.

Net Debt to Net Capital

The following table presents the ratio of debt to capital as well as the ratio of net debt to net capital which is a non-GAAP financial measure. The ratio of debt to capital is computed as the quotient obtained by dividing total debt, net of issuance costs, by total capital (sum of total debt, net of issuance costs plus total equity).

The non-GAAP ratio of net debt to net capital is computed as the quotient obtained by dividing net debt (which is total debt, net of issuance costs less cash, cash equivalents and restricted cash to the extent necessary to reduce the debt balance to zero) by net capital (sum of net debt plus total equity). The most comparable GAAP financial measure is the ratio of debt to capital. We believe the ratio of net debt to net capital is a relevant financial measure for investors to understand the leverage employed in our operations and as an indicator of our ability to obtain financing. We believe that by deducting our cash from our debt, we provide a measure of our indebtedness that takes into account our cash liquidity. We believe this provides useful information as the ratio of debt to capital does not take into account our liquidity and we believe that the ratio of net debt to net capital provides supplemental information by which our financial position may be considered.

See table below reconciling this non-GAAP measure to the ratio of debt to capital.

	December 31,
	2021	2020
	(dollars in thousands)
Total notes and other debts payable, net	$461,117	$264,809
Total equity	621,397	529,486
Total capital	$1,082,514	$794,295
Ratio of debt to capital	42.6%	33.3%

Total notes and other debts payable, net	$461,117	$264,809
Less: cash, cash equivalents and restricted cash	343,253	110,048
Less: cash held in escrow	4,079	11,618
Net debt	113,785	143,143
Total equity	621,397	529,486
Net capital	$735,182	$672,629
Ratio of net debt to net capital	15.5%	21.3%

Source: Landsea Homes